Exhibit 99.1

news release

May 5, 2010

Employers Holdings, Inc. Reports First Quarter Earnings and Announces Second Quarter Dividend

Key Highlights
(Q 1, 2010 compared to Q 1, 2009 except where noted)

●	Decreased underwriting and other operating expense $4.2 million or 11.6%
●	Continued positive net rate in California – California represents 49.6% of in-force premium at March 31, 2010
●	Continued favorable prior accident year development of $11.1 million
●	Generated book value per share growth of 1.2% from $20.67 at December 31, 2009 to $20.91 at March 31, 2010

Reno, NV—May 5, 2010—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported first quarter 2010 net income of $16.1 million or $0.38 per share compared with $20.9 million or $0.43 per share in the first quarter of 2009, a decrease of $4.8 million or $0.05 per share.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $11.7 million or $0.27 per share in the first quarter of 2010 compared with $16.5 million or $0.34 per share in the first quarter of 2009.

Douglas D. Dirks, President and Chief Executive Officer of EHI, commented:  “Declines in net premium earned continued in the first quarter stemming primarily from trends in employment and payrolls, rate decreases in some states, competition, and our continued underwriting discipline with a focus on the loss ratio. At March 31, 2010, our total payroll exposure declined approximately 17% year over year and 7% since December 31, 2009. At the end of the first quarter, our net rate, which is defined as total premium in-force divided by total insured payroll, declined 5% since March 31, 2009. However, net rate declined less than one percent from December 31, 2009 to March 31, 2010 largely as a result of positive net rate in California. We grew book value per share 1.2% since year-end 2009.”

Dirks continued: “As you know, the Board of Directors has authorized up to $50 million in share repurchases during 2010. The Board of Directors declared a quarterly stock dividend of six cents per share. We are pleased to continue our demonstrated record of returning capital to shareholders."

As of March 31, 2010, the Company had a combined ratio of 105.9% (111.3% before the LPT), an increase of 6.1 percentage points from the first quarter of 2009 combined ratio of 99.8% (103.6% before the LPT).

Dirks further remarked: “Our increased combined ratio was largely the result of decreased premiums earned that were 29.0% lower than the first quarter of 2009. Our first quarter of 2010 underwriting and other operating expense ratio increased to 40.7% compared to 32.7% in the prior year’s quarter. However, underwriting and other operating expenses were 11.6% lower than the first quarter of last year as a result of our integration, restructuring and cost control efforts. Non-recurring costs related to staff reductions in this year’s first quarter added 1.2 percentage points to the combined ratio compared with 3.4 percentage points of integration and restructuring costs in last year’s first quarter, largely related to the integration of AmCOMP Incorporated.”

Looking ahead to the remainder of 2010, Dirks concluded: “It appears to us that declines in national employment and payroll may have leveled off, but we do not know when new business formations will increase or how soon our small business customers will add jobs and increase payrolls. We expect that premium and our expense ratio will continue to be pressured, partially mitigated by positive net rate in California which represents half of our business at the end of the first quarter. As the economy improves and as increases in payrolls and job creation occur, we believe we are well positioned to meet the needs of the marketplace and to benefit from our restructured cost base.”

First quarter net premiums earned decreased $32.3 million or 29.0% to $79.3 million in 2010 from $111.6 million in 2009.

First quarter net investment income of $21.3 million decreased $2.1 million or 8.8% due to a 2.2% decrease in invested assets compared to March 31, 2009. The small decrease in invested assets was driven by a $50 million reduction in debt in the fourth quarter of 2009 and the return of capital to shareholders through share repurchases and dividends. In the first quarter of 2010, the Company repurchased 319,719 shares of common stock at an average price of $13.70 per share for a total of $4.4 million.

The fair market value of invested assets was $2.0 billion at March 31, 2010 with an average pre-tax yield of 4.3%, a tax equivalent yield of 5.5% and a duration of 5.00. A list of portfolio securities by CUSIP as of March 31, 2010 will be included in the “Investors” section of our web site at www.employers.com.

Realized gains on investments in the first quarter of 2010 were $0.5 million compared with $2.1 million in realized losses in the first quarter of 2009 due to other-than-temporary impairments on equity securities.

First quarter losses and LAE decreased 31.9% to $40.3 million in 2010 from $59.2 million in 2009. First quarter losses and LAE before the LPT decreased 29.7% to $44.6 million from $63.5 million in the first quarter of 2009. Favorable prior accident year development in the first quarter of 2010 was $11.1 million compared with $13.5 million in the first quarter of 2009. Current accident year loss estimates were 70.3% and 69.0% in the first quarters of 2010 and 2009, respectively.

In the first quarter of 2010, commission expense of $9.9 million decreased from $13.7 million in the first quarter of 2009.

First quarter of 2010 underwriting and other operating expenses decreased to $32.3 million from $36.5 million in the first quarter of 2009 largely as a result of cost control efforts, staff reductions in the first quarters of 2009 and 2010, and other cost savings related to the 2008 acquisition of AmCOMP Incorporated. Non-recurring costs associated with restructuring and, in the case of 2009, restructuring and integration, were $0.9 million in the first quarter of 2010 and $3.8 million in the first quarter of 2009.

The first quarter 2010 income tax benefit of $0.5 million decreased $0.7 million compared to the benefit of $1.2 million for the first quarter of 2009. The Company’s effective tax rate was higher in this year’s first quarter – (3.4%) compared to (6.1%) in last year’s first quarter.

As of March 31, 2010, book value (total stockholders’ equity including the deferred reinsurance gain – LPT agreement) per share, increased 1.2% to $20.91 from $20.67 at December 31, 2009.

This week, the Board of Directors declared a second quarter cash dividend of six cents per share. The dividend is payable on June 2, 2010 to stockholders of record as of May 19, 2010.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call on Thursday, May 6, 2010 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 11788182. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the quarterly period ended March 31, 2010, with the Securities and Exchange Commission (“SEC”) on Thursday, May 6, 2010. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's web site, www.employers.com, and is accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement.   Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement.   This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written.  Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written.  Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement.   Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio.  The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement.  Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement.   Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share.   Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance.  Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2010 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Revenues

Gross written premiums	$82,378	$126,846
Net written premiums	$79,774	$123,429
Net premiums earned	$79,291	$111,600
Net investment income	21,255	23,306
Realized gains (losses) on investments, net	540	(2,112)
Other income	—	146
Total revenues	101,086	132,940

Expenses
Losses and loss adjustment expenses	40,288	59,162
Commission expense	9,905	13,658
Dividends to policyholders	1,479	2,018
Underwriting and other operating expense	32,267	36,484
Interest expense	1,580	1,959
Total expenses	85,519	113,281

Net income before income taxes	15,567	19,659
Income tax benefit	(530)	(1,196)
Net income	$16,097	$20,855

Reconciliation of net income to net income before the impacts of the LPT Agreement
Net income	$16,097	$20,855
Less: Impact of LPT Agreement: Amortization of deferred reinsurance gain – LPT Agreement	4,350	4,348
Net Income before the impacts of LPT Agreement	$11,747	$16,507

Employers Holdings, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

Earnings per common share
	Three Months Ended March 31,
	2010	2009
	(unaudited)
Net Income	$16,097	$20,855

Earnings per common share
Basic	$0.38	$0.43
Diluted	$0.38	$0.43

Weighted average shares outstanding
Basic	42,722,452	48,576,655
Diluted	42,829,514	48,612,853

Reconciliation of EPS to EPS before the impact of the LPT Agreement
Earnings per common share
Basic	$0.38	$0.43
Diluted	$0.38	$0.43

Earnings per common share attributable to the LPT Agreement
Basic	$0.11	$0.09
Diluted	$0.11	$0.09

Earnings per common share before the LPT Agreement
Basic	$0.27	$0.34
Diluted	$0.27	$0.34

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31,	As of December 31,
	2010	2009
Assets	(unaudited)
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,852,723 at March 31, 2010 and $1,859,074 at December 31, 2009)	$1,955,110	$1,960,292
Equity securities at fair value (cost of $40,103 at March 31, 2010 and $39,936 at December 31, 2009)	72,314	69,268
Total investments	2,027,424	2,029,560

Cash and cash equivalents	190,323	191,572
Accrued investment income	21,527	23,055
Premiums receivable, less bad debt allowance of $10,310 at March 31, 2010 and $9,879 at December 31, 2009	113,531	119,976
Reinsurance recoverable for:
Paid losses	12,546	13,673
Unpaid losses, less allowance of $1,269 at March 31, 2010 and $1,335 at December 31, 2009	1,042,359	1,051,170
Funds held by or deposited with reinsureds	81,034	82,339
Deferred policy acquisition costs	33,606	33,695
Federal income taxes recoverable	10,419	4,092
Deferred income taxes, net	36,386	43,502
Property and equipment, net	13,660	13,059
Intangible assets, net	14,784	15,442
Goodwill	36,192	36,192
Other assets	17,758	19,326
Total assets	$3,651,549	$3,676,653

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,393,927	$2,425,658
Unearned premiums	158,889	158,577
Policyholders’ dividends accrued	8,387	7,958
Total claims and policy liabilities	2,561,203	2,592,193

Commissions and premium taxes payable	21,110	20,763
Accounts payable and accrued expenses	18,831	19,033
Deferred reinsurance gain – LPT Agreement	384,224	388,574
Notes Payable	132,000	132,000
Other liabilities	25,005	25,691
Total liabilities	$3,142,373	$3,178,254

Employers Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Continued)

	As of March 31,	As of December 31,
	2010	2009
	(unaudited)
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized;
53,700,379 and 53,563,299 shares issued and 42,725,526 and 42,908,165 shares outstanding at March 31, 2010 and December 31, 2009, respectively	537	536
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	311,278	311,282
Retained earnings	280,030	266,491
Accumulated other comprehensive income, net	85,434	83,812
Treasury stock, at cost (10,974,853 shares at March 31, 2010 and 10,655,134 shares at December 31, 2009)	(168,103)	(163,722)
Total stockholders’ equity	509,176	498,399
Total liabilities and stockholders’ equity	$3,651,549	$3,676,653

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$509,176	$498,399
Deferred reinsurance gain – LPT Agreement	384,224	388,574
Total equity including deferred reinsurance gain – LPT Agreement (A)	$893,400	$886,973

Shares outstanding (B)	42,725,526	42,908,165

Book value per share (A * 1000 / B)	$20.91	$20.67

Increase in book value per share for the three months ended March 31, 2010	1.2%

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three months ended March 31,
	2010	2009
	(unaudited)
Operating activities
Net income	$16,097	$20,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,982	3,006
Stock-based compensation	865	821
Amortization of premium on investments, net	1,413	1,218
Allowance for doubtful accounts	365	695
Deferred income tax expense	4,070	4,355
Realized (gains) losses on investments, net	(540)	2,112
Realized losses on retirement of assets	63	26
Change in operating assets and liabilities:
Accrued investment income	1,528	1,534
Premiums receivable	6,014	(12,694)
Reinsurance recoverable on paid and unpaid losses	10,004	10,891
Funds held by or deposited with reinsureds	1,305	1,076
Federal income taxes	(6,327)	1,370
Unpaid losses and loss adjustment expenses	(31,731)	(11,924)
Unearned premiums	312	10,832
Accounts payable, accrued expenses and other liabilities	(1,468)	(6,421)
Deferred reinsurance gain–LPT Agreement	(4,350)	(4,348)
Other	2,515	7,372
Net cash provided by operating activities	2,117	30,776

Investing activities
Purchase of fixed maturities	(36,433)	(110,512)
Purchase of equity securities	(455)	(150)
Proceeds from sale of fixed maturities	21,171	21,890
Proceeds from sale of equity securities	568	3,276
Proceeds from maturities and redemptions of investments	20,354	59,883
Cash paid of acquisition, net of cash and cash equivalents acquired	—	(100)
Capital expenditures and other, net	(764)	(1,261)
Net cash provided by (used in) investing activities	4,441	(26,974)

Financing activities
Acquisition of treasury stock	(4,381)	(13,355)
Cash transactions related to stock-based compensation	(871	—
Dividend paid to stockholders	(2,555)	(2,909)
Net cash used in financing activities	(7,807)	(16,264)

Net decrease in cash and cash equivalents	(1,249)	(12,462)
Cash and cash equivalents at the beginning of the period	191,572	202,893
Cash and cash equivalents at the end of the period	$190,323	$190,431

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(In thousands, except for percentages)

	Three months ended March 31,
	2010	2009
	(unaudited)

Net Premiums Earned	$79,291	$111,600

Losses and Loss Adjustment Expenses (LAE)	$40,288	$59,162
Losses & LAE Ratio	50.8%	53.1%

Amortization of deferred reinsurance gain – LPT	$4,350	$4,348
Impacts of LPT	5.5%	3.9%
Losses & LAE before impact of LPT	$44,638	$63,510
Losses & LAE Ratio before impact of LPT	56.3%	56.9%

Commission Expense	$9,905	$13,658
Commission Expense Ratio	12.5%	12.2%

Dividends to Policyholders	$1,479	$2,018
Dividend Expens Ratio	1.9%	1.8%

Underwriting & Other Operating Expense	$32,267	$36,484
Underwriting & Other Operating Expense Ratio	40.7%	32.7%

Total Expense	$83,939	$111,322
Combined Ratio	105.9%	99.8%

Total Expense before impact of the LPT	$88,289	$115,670
Combined Ratio before impact of the LPT	111.3%	103.6%